SIXTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GANNAWAY WEB HOLDINGS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

As of August 25, 2015

MEMBERSHIP INTERESTS IN GANNAWAY WEB HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE TRANSFERRED OR RESOLD AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM. ANY TRANSFER OF MEMBERSHIP INTERESTS IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THIS AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME.

PROSPECTIVE MEMBERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME WITHOUT ANY ASSURANCE OF ANY DISTRIBUTIONS OR OTHER RETURNS ON THIS INVESTMENT. IN MAKING AN INVESTMENT DECISION, PROSPECTIVE MEMBERS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

SIXTH AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

OF

GANNAWAY WEB HOLDINGS, LLC,

a Delaware limited liability company

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), is entered into and shall be effective August 25, 2015, by Frankly Inc., an Ontario corporation, with reference to the following facts:

A.       Gannaway Web Holdings, LLC (the “Company”) was formed as a limited liability company under and pursuant to the provisions of the LLC Act through the filing of the Certificate of Formation with the Secretary of the State of Delaware on May 11, 1998.

B.       The original Members entered into the original Operating Agreement of the Company as of July 1, 1998, and amended and restated such agreement as of each of June 15, 1999, March 15, 2001, April 20, 2001, September 30, 2009 and June 15, 2010 (such most recent amended and restated agreement being referred to herein as the “Previous Agreement”).

C.       Immediately prior to the execution of this Agreement, each of Gannaway Entertainment, Inc., Raycom Media, Inc., Liberty TV Group, LLC, Alexis P. Gannaway and Samantha A. Gannaway (the “Previous Members”) transferred her or its entire Interest in the Company to Frankly Inc., an Ontario corporation (“Parent”), in exchange for cash and/or shares in Parent in accordance with that certain Unit Purchase Agreement, dated July 28, 2015, by and among Parent, the Company, the Previous Members and Wayne Lepoff as Sellers’ Representative (the “Purchase Agreement”). As a result of said transfers, Parent became the sole Member of the Company and owned 97,000,000 Common Units, 11,188,316 Preferred Class A Units and 12,984,743 Preferred Class B Units.

D.       Immediately prior to the execution of this Agreement, Albert C. Gannaway, III, Barry Wallach, Wayne Lepoff, Samantha Gannaway, Mike Cukyne, Paul H. McTear, Jr., Dave Folsom, Joe Fiveash, and Howard Schrott have resigned as Managers of the Company.

E.       Parent, as the sole Member, desires to (a) subscribe for an additional 2,352,941 Common Units of the Company in exchange for Parent assuming certain payment obligations of the Company due to Schwartz & Associates, PC as reflected in Exhibit B, and (b) amend and restate the Previous Agreement.

NOW, THEREFORE, the Previous Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1       Name. The name of the Company shall be “Gannaway Web Holdings, LLC.” The Company may conduct business under that name or any other name approved by the Member.

1.2 Definitions. Capitalized words and phrases used but not defined in the text of this Agreement shall have the meaning set forth in said Exhibit A.

1.3       Perpetual Existence. The Company shall have perpetual existence until dissolved and terminated in accordance with ARTICLE IX.

1.4       Office and Agent. The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time. The name and address of the agent for service of process shall be as reflected in the Certificate of the Company, as properly adopted and amended from time to time in accordance herewith and filed with the Secretary of the State of Delaware in accordance with the LLC Act, or as otherwise determined by the Member.

1.5       Purpose of the Company. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the LLC Act, including without limitation the development and offering of integrated media platform enabling the creation, management and distribution of media assets, and any and all activities as may be necessary, advisable or convenient to the promotion or conduct of such business (the “Business”).

1.6       No Partnership Tax Treatment. For federal and state income tax purposes only, as of the date hereof and until such time as the Company becomes owned by more than one Member, the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member under Section 301.7701-3(b)(1)(ii) of the Treasury Regulations. At such time as the Company becomes owned by more than one Member, the Company shall be, for federal and state income tax purposes, taxed as a partnership in accordance with Section 301.7701-3(b)(1)(i) of the Treasury Regulations.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1       Capital Contributions. The original Members made the initial contributions to the capital of the Company set forth in the Previous Agreement. In addition to the Units acquired by Parent from the Previous Members, the Company has issued to Parent 2,352,941 Common Units at U.S. $0.17 per Common Unit in consideration of Parent’s assumption of a U.S. $400,000 payment obligation of the Company due to Schwartz & Associates, PC. The name, address, class and number of Units owned by Parent as the sole Member (including the additional 2,352,941 Common Units issued to Parent pursuant to the preceding sentence) are set forth in Exhibit B. Parent shall not be required to make any additional capital contribution. The Units listed on Exhibit B represent one hundred percent (100%) of the Interests of the Company. Additional contributions to the capital of the Company shall be made only with the consent of the Member.

2.2       Member Loans. The Member may from time to time (but shall not be obligated to) loan to the Company such additional sums as may be necessary for the operation of the Company. Any amounts loaned by the Member to the Company shall be upon such terms as determined by the Member. Such amounts shall be deemed loans and not capital contributions by the Member.

2.3       No Interest. The Company shall not pay any interest on capital contributions or on the balance in a member’s Capital Account.

ARTICLE III

MEMBER

3.1       Member. The name and address of the sole Member is as follows:

Frankly Inc.

5 Hazelton Avenue Suite 300

Toronto, ON M5R 2E1, Canada

Attn: Steve Chung

Phone: (416) 972-9993

Email: steve@franklyinc.com

3.2       Address Change. The Member may change its address by written notice to the Company as provided in Section 12.5 hereof.

3.3       Additional Members. The Member shall have the sole authority to admit additional Members to the Company upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the Member; and in connection with any such admission, the Member shall amend this Agreement to reflect the name, address and capital contribution of the additional Member or Members and any issuance of additional Units. Notwithstanding the foregoing, an assignee of a Member’s Interest may only be admitted as a substitute Member in accordance with ARTICLE VI hereof and subject to Section 6.2.

3.4       No Right to Withdraw. The Member may not withdraw the Member’s capital contribution from the Company prior to the dissolution and winding up of the Company. The Member shall not have the right to withdraw, retire or resign from the Company.

3.5       Limited Liability. Except as expressly set forth in this Agreement or required by law, the Member shall not be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

ARTICLE IV

MANAGEMENT

4.1       General. Except as expressly provided for herein, the business, property and affairs of the Company shall be managed exclusively by the Member, and the Member shall have full, complete and exclusive authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs.

4.2       Appointment of Officers. The Member may appoint any number of officers of the Company at any time or times, with such titles, powers and duties as shall be determined from time to time by the Member. Officers may, but need not, include a chief executive officer or president, one or more vice presidents, a secretary, a treasurer and a chief financial officer. Any officer may be removed by the Member at any time, subject to the rights, if any, of an officer under any contract of employment. The Member may delegate to any officer of the Company or to any such other person or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate.

4.3       Compensation of Member. The Member shall not receive compensation for any services performed by it on behalf of the Company. Notwithstanding the foregoing, the Member shall be entitled to be reimbursed by the Company for any actual, out-of-pocket expenditures incurred by it to bona fide third parties for the benefit of the Company.

4.4       Execution of Contracts and Certificates. Subject to the Member’s approval, when the taking of such action has been authorized by the Member, any officer of the Company, or any other person specifically authorized by the Member, may (a) execute any contract or other agreement or document on behalf of the Company, and (b) may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificate of amendment to the Company’s certificate of formation, one or more restated certificate of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company or as otherwise provided in the LLC Act, a certificate of dissolution canceling the Company’s certificate of formation.

4.5       Limited Liability. No person who is a Member or officer or both a Member and an officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member or officer or both a Member and an officer of the Company.

4.6       Bank Accounts. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Member. Withdrawal from such accounts shall require the signature of such person or persons as the Member may designate.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1       Allocations. For purposes of maintaining the books of the Company, all items of income, gain, loss and deduction of the Company shall be allocated to the Member. For United States federal and state income tax and all other United States tax purposes, the Member shall take into account all income, gains, losses, deductions and credits of the Company directly on its tax return as if such income, gains, losses, deductions and credits were realized directly by the Member.

5.2       Distributions. Distributions of available cash and other assets of the Company, other than in dissolution of the Company pursuant to ARTICLE IX, shall be made in such amounts and at such times as determined by the Member. All such distributions shall be made to the Member.

ARTICLE VI

TRANSFERS OF COMPANY INTERESTS

6.1       Transfer and Assignment of Interests. The Member shall have the right to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Interest (collectively, “transfer”) at any time; provided, however, that any substitute Member or assignee of an Interest may not transfer all or any part of its Interest without the prior written approval of Parent and the other Members, if any, which approval may not be unreasonably withheld. Each transferee of an Interest shall hold such Interest subject to all of the provisions, restrictions and obligations contained in this Agreement and shall make no further transfer of any kind whatsoever except as provided in this Agreement, and the transfer to a transferee shall not be effective unless and until said transferee executes an instrument satisfactory to Parent accepting and adopting the terms and provisions of this Agreement and providing an address for notice pursuant to Section 12.5.

6.2       Substitution of Members. A transferee of an Interest shall have the right to become a substitute Member only if (a) consent of the Members is given in accordance with Section 6.1, (b) such transferee complies with the requirement in Section 6.1 by executing an instrument satisfactory to Parent in which the transferee accepts and adopts the terms and provisions of this Agreement, and (c) such transferee pays any reasonable expenses in connection with its admission as a substitute Member. The admission of a substitute Member shall not release the Member who assigned the Interest from any liability that such Member may have to the Company.

6.3       Transfers in Violation of this Agreement. Any transfer made without full compliance with this ARTICLE VI shall be null and void and of absolutely no force or effect.

ARTICLE VII

NO EVENTS OF DISSOLUTION

7.1 No Events of Dissolution. The occurrence of the death, bankruptcy, retirement, withdrawal, resignation, expulsion or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause the Company to be dissolved or its affairs wound up, and upon the occurrence of any such event the Company shall be continued without dissolution.

ARTICLE VIII

ACCOUNTING, RECORDS, TAX REPORTING TO MEMBER

8.1       Books and Records. The Company shall maintain at its principal place of business books of account that accurately record all items of income and expenditure relating to the business of the Company, and that accurately and completely disclose the results of the operations of the Company.

8.2       Tax Returns. The Member shall cause independent certified public accountants of the Company to prepare and timely file all required information or tax returns of the Company.

8.3	Reports.

(a)       The Member shall cause to be filed, in accordance with the LLC Act, all reports and documents required to be filed with any governmental agency. The Member shall cause to be prepared at least annually information concerning the Company’s operations necessary for the completion of the Member’s federal and state income tax returns, if any. The Member shall send or cause to be sent to the Member or assignee within one hundred twenty (120) days after the end of each taxable year (i) such information as is necessary to complete the Member’s federal, state and local income tax or information returns, if any, and (ii) a copy of the Company’s federal, state and local income tax or information returns for the year, if any.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1       Conditions of Dissolution. The Company shall dissolve upon the occurrence of any of the following events (a “Liquidating Event”):

(a)            The entry of a decree of judicial dissolution pursuant to Section 18-802 of the

LLC Act;

(b)	The determination of the Member to dissolve the Company;

(c)            The disposition of all Company assets, the collection of all proceeds therefrom and the only remaining assets of the Company being cash or cash equivalents; or

(d)       Ninety (90) days following an event of dissociation of the last remaining Member unless within said ninety (90) day period the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

9.2       Winding Up. In the event of dissolution, the Company shall be terminated, in which event the Member shall take full account of the Company’s assets and liabilities, and the receivables of the Company shall be collected and its assets liquidated as promptly as is consistent with obtaining the fair market value thereof; provided, however, that the Member may cause the distribution of all or any portion of the assets of the Company in kind in accordance with Section 9.3 hereof. Upon dissolution, the Company shall engage in no further business thereafter other than that necessary to collect its receivables and liquidate its assets. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

9.3       Application of Proceeds. The proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company together with assets distributed in kind, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)	First, to pay the expenses of the liquidation;

(b)	Second, to pay the debts of the Company, other than debts owing to the Member;

(c)	Third, to repay any outstanding loans from the Member; and

(d)	The balance, if any, shall be distributed to the Member.

9.4       Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, the Member shall be entitled to look only to the assets of the Company for the return of its capital contribution.

9.5       Certificate. The Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution upon the dissolution of the Company.

ARTICLE X

STANDARD OF CARE; INDEMNIFICATION OF MEMBER, OFFICERS, EMPLOYEES AND AGENTS

10.1       Standard of Care. No Member or officer of the Company shall have any personal liability whatsoever to the Company on account of such Member’s or officer’s status as a Member or officer or by reason of such Member’s or officer’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Member or officer against any liability to the Company or the Member to which such Member or officer would otherwise be subject by reason of (a) any act or omission of such Member or officer that involves actual fraud or willful misconduct or (b) any transaction from which such Member or officer derived improper personal benefit.

10.2       Indemnification of Member and Officers. The Company shall indemnify and hold harmless each Member or officer and the Affiliates of any Member or officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Member or officer under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (a) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (b) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to the Member. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder. The Member shall not be personally liable for the indemnification provided hereunder.

10.3       Rights Cumulative. The contract rights to indemnification and to the advancement of expenses conferred in this ARTICLE X shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Member or otherwise.

10.4       Insurance. The Company may maintain insurance, at its expense, to protect itself and any Member, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the LLC Act.

10.5       Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Member, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this ARTICLE X with respect to the indemnification and advancement of expenses of the Member or officers of the Company.

ARTICLE XI

MISCELLANEOUS

11.1       Complete Agreement. This Agreement and the Certificate of Formation constitute the complete and exclusive statement of agreement of the Member with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements of the Member. To the extent that any provision of the Certificate of Formation conflict with any provision of this Agreement, the Certificate of Formation shall control.

11.2       Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Member and its successors and assigns.

11.3       Interpretation. All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by the Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of the Member or its counsel.

11.4       Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

11.5       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in one or more of the following ways: (a) on the day of delivery if delivered personally; (b) two (2) days after the date of mailing if mailed by certified or registered first class mail, postage prepaid; (c) the next business day after deposit with an overnight air courier company guaranteeing next day delivery; or (d) the same day when sent by electronic mail. Such notices shall be given to a Member at the address or the e-mail address set forth on Exhibit B. Any notice to be given to the Company shall be delivered to the following address:

Gannaway Web Holdings, LLC d/b/a WorldNow

Attn: General Manager

27-01 Queens Plaza North, Suite 502

Long Island City, NY 11101

Phone: (212) 931-1200

Any party may, at any time by giving five (5) days prior written notice to the other Members, designate any other address in substitution of the foregoing address to which such notice will be given.

11.6       Amendments. All amendments to this Agreement shall be in writing. All amendments to this Agreement shall be made by the Member.

11.7       Attorneys’ Fees. In the event that any dispute between the Company and the Member should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law. For the purposes of this Section: (a) attorneys’ fees shall include, without limitation, fees incurred in the following:

(1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation, and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

11.8       Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

11.9       Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware (but not including the choice of law rules thereof).

11.10       Waiver. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the sole Member of Gannaway Web Holdings, LLC, a Delaware limited liability company, has executed this Agreement effective as of the date written above.

Frankly Inc.

By:	/s/ Steve Chung
Chief Executive Officer

Signature Page to

Sixth Amended and Restated Operating Agreement

of Gannaway Web Holdings, LLC

EXHIBIT A

DEFINITIONS

“Affiliate” of a Member means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term “control”, as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

“Interest” means the Member’s entire right and interest in the Company represented by the Units, including without limitation (i) the Member’s interest in capital, income, gain, loss, deduction and distributions, (ii) the Member’s right to vote, grant or withhold consents with respect to Company matters, and (iii) the Member’s other rights and privileges.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Member” means Frankly Inc.. Any reference herein to the “Members” shall mean Frankly Inc. and those Persons who may subsequently be admitted as new Members or substitute Members pursuant to this Agreement, so long as they remain Members. Reference to a “Member” means any one of the Members.

“Person” means an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

“Treasury Regulations” means the final or temporary regulations that have been issued by the

U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means the units representing the Interests of the Members and shall include all types and classes and/or series of Units.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

EXHIBIT A

EXHIBIT B

SCHEDULE OF MEMBERS

(as of August 25, 2015)

Member Name and Address	Common Units	Preferred Class A Units	Preferred Class B Units	Percentage Units
Frankly Inc. 5 Hazelton Avenue Suite 300 Toronto, ON M5R 2E1, Canada Attn: Steve Chung Phone: (416) 972-9993 Email: steve@franklyinc.com	12,352,941	11,188,316	12,984,743	100%

* Includes additional subscription of 2,352,941 Units based on U.S. $0.17 per Unit for the assumption of U.S. $400,000 payment due to Schwartz & Associates, PC.